EXHIBIT 99.1

Perma-Fix Reports Financial Results for the Third Quarter of 2013

ATLANTA – December 12, 2013 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the third quarter ended September 30, 2013.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “As previously disclosed, I am pleased to report we achieved positive EBITDA for the third quarter of 2013. Although the fiscal environment remains challenging, we are cautiously optimitistic about the outlook for 2014.  We see a number of exciting opportunities domestically and internationally, and having reduced our operating expenses, we expect to see improved financial results next year.”

Financial Results
Revenue for the third quarter of 2013 was $19.1 million versus $29.2 million for the same period last year. Revenue for the Treatment Segment was $8.9 million compared to $11.4 million for the same period in 2012 as significant volume of waste receipts were received late in the quarter and were not yet processed. Revenue from the Services Segment was $10.1 million versus $17.8 million for the same period in 2012.

Gross profit for the third quarter of 2013 was $3.1 million versus $4.2 million for the third quarter of 2012. Gross margin increased to 16.4% from 14.5% for the same period last year primarily due to expense reductions in both segments and continued efforts to streamline all other costs.

Operating loss for the third quarter of 2013 was $667,000 versus operating loss of $492,000 for the third quarter of 2012. Net loss attributable to common stockholders for the third quarter of 2013 was $808,000, or ($0.07) per share, versus net loss of $554,000 or ($0.05) per share, for the same period in 2012.

The Company recorded Adjusted EBITDA of $770,000 from continuing operations during the quarter ended September 30, 2013, as compared to Adjusted EBITDA of $1.3 million for the same period of 2012. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurement of EBITDA may not be comparable to similarly titled measures reported by other companies.  Due to the unique accounting for the recognition of fair market value of percentage of completion contracts resulting from the acquisition of SEC and the goodwill impairment charge for the CHPRC reporting unit, the Company recognizes that EBITDA is an “Adjusted EBITDA” and understands these differences when measuring performance.  The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to loss from continuing operations for the three and nine months ended September 30, 2013 and 2012.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2013	2012	2013	2012
Loss from continuing operations	$(568)	$(472)	$(4,436)	$(2,288)

Adjustments:
Depreciation & amortization	1,267	1,349	3,843	4,102
Interest income	(8)	(10)	(27)	(31)
Interest expense	187	223	532	642
Interest expense - financing fees	40	23	87	84
Loss on debt modification - financing fees	65	—	65	—
Income tax benefit	(383)	(247)	(1,943)	(1,102)

EBITDA	600	866	(1,879)	1,407

Cost in excess of revenue and amortization of acquired contracts	170	460	1,003	1,866
Impairment loss on goodwill	—	—	1,149	—

Adjusted EBITDA	$770	$1,326	$273	$3,273

The tables below present certain unaudited financial information for the business segments, excluding allocation of corporate expenses:

	Three Months Ended		Nine Months Ended
	September 30, 2013		September 30, 2013
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$8,929	$10,143	$26,379	$35,306
Gross profit	1,801	1,328	3,968	3,722
Segment profit (loss)	616	387	524	(432)

	Three Months Ended		Nine Months Ended
	September 30, 2012		September 30, 2012
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$11,405	$17,785	$34,284	$66,540
Gross profit	3,097	1,129	6,904	5,621
Segment profit (loss)	1,352	(47)	2,517	1,047

Conference Call

Perma-Fix will host a conference call at 10:00 AM EST December, 17 2013.  The call will be available on the Company’s website at www.perma-fix.com, or by calling 877-407-0778 for U.S. callers, or 201-689-8565 for international callers.  A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight December 24, 2013, and can be accessed by calling: 877-660-6853  (U.S. callers) or 201-612-7415 (international callers) and entering conference ID: 13573698.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services.  The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients.  The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.  Please visit us on the World Wide Web at http://www.perma-fix.com.

This press release contains “forward‑looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions.  Forward‑looking statements include, but are not limited to: improved financial results next year. These forward‑looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing and appropriate funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2012 Form 10-K/A and Forms 10-Q for quarters ended March 31, 2013, June 30, 2013 and September 30, 2013. The Company makes no commitment to disclose any revisions to forward‑looking statements, or any facts, events or circumstances after the date hereof that bear upon forward‑looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
David K. Waldman-US Investor Relations
Crescendo Communications, LLC
 (212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in Thousands, Except for Per Share Amounts)	2013	2012	2013	2012

Net revenues	$19,072	$29,190	$61,685	$100,824
Cost of goods sold	15,943	24,964	53,995	88,299
Gross profit	3,129	4,226	7,690	12,525

Selling, general and administrative expenses	3,276	4,198	10,833	13,825
Research and development	520	502	1,420	1,390
Impairment loss on goodwill	—	—	1,149	—
Loss on disposal of property and equipment	—	18	2	15
Loss from operations	(667)	(492)	(5,714)	(2,705)

Other income (expense):
Interest income	8	10	27	31
Interest expense	(187)	(223)	(532)	(642)
Interest expense-financing fees	(40)	(23)	(87)	(84)
Loss on debt modification	(65)	—	(65)	—
Other	—	9	(8)	10
Loss from continuing operations before taxes	(951)	(719)	(6,379)	(3,390)
Income tax benefit	(383)	(247)	(1,943)	(1,102)
Loss from continuing operations, net of taxes	(568)	(472)	(4,436)	(2,288)

Loss from discontinued operations, net of taxes	(240)	(61)	(224)	(259)
Net loss	(808)	(533)	(4,660)	(2,547)

Net income (loss) attributable to non-controlling interest	—	21	(64)	179

Net loss attributable to Perma-Fix Environmental Services, Inc. common stockholders	$(808)	$(554)	$(4,596)	$(2,726)

Net loss per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic:
Continuing operations	$(.05)	$(.04)	$(.39)	$(.22)
Discontinued operations	$(.02)	$(.01)	$(.02)	$(.02)
Net loss per common share	$(.07)	$(.05)	$(.41)	$(.24)

Net loss per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - diluted:
Continuing operations	$(.05)	$(.04)	$(.39)	$(.22)
Discontinued operations	$(.02)	$(.01)	$(.02)	$(.02)
Net loss per common share	$(.07)	$(.05)	$(.41)	$(.24)

Number of common shares used in computing net loss per share:
Basic	11,353	11,228	11,292	11,220
Diluted	11,353	11,228	11,292	11,220

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONDENSED BALANCE SHEET
(UNAUDITED)

		(Restated)
	September 30,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2013	2012

ASSETS
Current assets:
Cash and equivalents	$127	$4,403
Account receivable, net of allowance for doubtful accounts of $1,955 and $2,507	12,240	11,395
Unbilled receivables	6,770	8,530
Other current assets	4,229	4,067
Deferred tax assets - current	3,590	1,316
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $40 and $45	3,794	499
Total current assets	30,750	30,210

Net property and equipment	32,370	35,314
Property and equipment of discontinued operations, net of accumulated depreciation of $48 and $60, respectively	1,493	1,614
Intangibles and other assets	70,763	72,553
Total assets	$135,376	$139,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$21,272	$26,046
Current liabilities related to discontinued operations	4,999	1,512
Total current liabilities	26,271	27,558

Long-term liabilities	26,751	24,765
Long-term liabilities related to discontinued operations	1,494	1,829
Total liabilities	54,516	54,152
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396shares authorized, 1,284,730 shares issued and outstanding, liquidation value $1.00 per share plus accrued and unpaid dividends of $723 and $674, respectively	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized,no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized, 11,392,132and 11,247,642 shares issued, respectively; 11,384,490 and 11,240,000outstanding, respectively	11	11
Additional paid-in capital	103,353	102,864
Accumulated deficit	(23,699)	(19,103)
Accumulated other comprehensive loss	(2)	(2)
Less Common Stock in treasury at cost: 7,642 and 0 shares, respectively	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders' equity	79,575	83,682
Non-controlling interest	—	572
Total stockholders' equity	79,575	84,254

Total liabilities and stockholders' equity	$135,376	$139,691